EXHIBIT 99.1

Press Release

CONTACT:	Tricia Haugeto

(303) 386-1193
thaugeto@arraybiopharma.com

ARRAY ANNOUNCES NEW ONCOLOGY AGREEMENT WITH GENENTECH

Boulder, Colo., (August 8, 2011) —Array BioPharma (Nasdaq: ARRY) today announced an oncology agreement with Genentech, a member of the Roche Group (SIX: RO, ROG; OTCQX: RHHBY), for the development of each company’s small-molecule Checkpoint kinase 1 (ChK-1) program.  The programs include Genentech’s compound GDC-0425 (RG7602), currently in Phase 1, and Array’s compound ARRY-575, which is being prepared for an investigational new drug application to initiate a Phase 1 trial in cancer patients.

Under the terms of the agreement, Genentech is responsible for all clinical development and commercialization activities.  Array will receive an upfront payment of $28 million and is eligible to receive clinical and commercial milestone payments up to $685 million and up to double-digit royalties on sales of any resulting drugs.  Full financial terms have not been disclosed.

“We’re delighted to expand our long-standing relationship with Genentech, a leading innovator of important new cancer therapies,” said Robert E. Conway, chief executive officer, Array BioPharma.  “Combining both companies’ programs will maximize our chances for success in developing and commercializing this novel cancer therapy. We believe ChK-1 inhibition is a key strategy for enhancing the efficacy of chemotherapeutic and other agents in cancer patients.”

ChK-1 is a protein kinase that regulates the tumor cell’s response to DNA damage often caused by treatment with chemotherapy.  In response to DNA damage, ChK-1 blocks cell cycle progression in order to allow for repair of damaged DNA, thereby limiting the efficacy of chemotherapeutic agents.  Inhibiting ChK-1 in combination with chemotherapy can enhance tumor cell death by preventing these cells from recovering from DNA damage. Both GDC-0425 and ARRY-575 are highly selective, oral ChK-1 inhibitors designed to enhance the efficacy of some chemotherapeutic agents.

Genentech and Array Relationship

Genentech and Array have worked together since 2004 to advance certain oncology programs into clinical development.  In 2010, one resulting drug, GDC-0068, an AKT inhibitor, entered Phase 1 clinical testing.  GDC-0068 is currently advancing into a Phase 1b trial.  Array researchers continue to advance other preclinical programs under Array’s collaboration agreement with Genentech.

About Array BioPharma

Array BioPharma Inc. is a biopharmaceutical company focused on the discovery, development and commercialization of targeted small-molecule drugs to treat patients afflicted with cancer and inflammatory diseases. Our proprietary drug development pipeline includes clinical candidates that are designed to regulate therapeutically important target proteins and are aimed at significant unmet medical needs. For more information on Array, please go to www.arraybiopharma.com.

Array BioPharma Forward-Looking Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about our potential to earn future milestone and royalty payments under our agreement with Genentech, the potential for the results of preclinical and clinical trials to support regulatory approval or the marketing success of a drug candidate and future plans to progress and develop ARRY-575 and other compounds covered by the License Agreement. These statements involve significant risks and uncertainties, including those discussed in our most recent annual report filed on form 10-K, in our quarterly reports filed on Form 10-Q, and in other reports filed by Array with the Securities and Exchange Commission. Because these statements reflect our current expectations concerning future events, our actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors. These factors include, but are not limited to, our ability to continue to fund and successfully progress internal research and development efforts and to create effective, commercially viable drugs; the ability of Array and our collaborators to effectively and timely conduct clinical trials in light of increasing costs and difficulties in locating appropriate trial sites and in enrolling patients who meet the criteria for certain clinical trials; risks associated with dependence on third-party service providers to successfully conduct clinical trials within and outside the United States; our ability to achieve and maintain profitability and maintain sufficient cash resources; risks associated with our dependence on our collaborators for the clinical development and commercialization of our out-licensed drug candidates; the ability of our collaborators and of Array BioPharma Inc. to meet objectives tied to milestones and royalties; our ability to attract and retain experienced scientists and management. We are providing this information as of August 8, 2011. We undertake no duty to update any forward-looking statements to reflect the occurrence of events or circumstances after the date of such statements or of anticipated or unanticipated events that alter any assumptions underlying such statements.

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